UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 2, 2022
Date of Report (date of earliest event reported)

LITHIA MOTORS, INC.
(Exact name of registrant as specified in its charter)

Oregon	001-14733		93-0572810
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

150 N. Bartlett Street	Medford	Oregon	97501
(Address of principal executive offices)			(Zip Code)
(541) 776-6401
Registrant's telephone number, including area code

Not Applicable
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock without par value	LAD	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement

Second Amendment to Fourth Amended and Restated Loan Agreement

On June 2, 2022, Lithia Motors, Inc. (the “Company”) entered into a Second Amendment (the “Second Amendment”) to its Fourth Amended and Restated Loan Agreement (the “Credit Facility”) with U.S. Bank National Association as agent for the lenders, and each of the lenders party to the Loan agreement, as lenders (collectively, the “Lenders”). Capitalized terms used but not defined in the following description of the Second Amendment have the meanings set forth in Annex A to the Second Amendment.

The Credit Facility continues to provide for a total financing commitment of $3.75 billion, which may be further expanded under the Second Amendment, subject to lender approval and the satisfaction of other conditions, up to a total of $4.5 billion. Among other changes, the Second Amendment:

•Incorporates the adoption of the Secured Overnight Financing Rate (SOFR) as a replacement of the London Interbank Offered Rate (LIBOR).
•Modifies the initial allocation of the financing commitment to up to $1.0 billion in used vehicle inventory floorplan financing, up to $1.0 billion in revolving financing for general corporate purposes, including acquisitions and working capital, up to $1.7 billion in new vehicle inventory floorplan financing, and up to $50 million in service loaner vehicle floorplan financing.
•Modifies the Company’s option to reallocate the commitments under the Credit Facility, such that the new and used vehicle floor plan commitments may have unlimited allocation and the aggregate revolving loan commitment may not be more than the 40% of the amount of the aggregate commitment, and the aggregate service loaner vehicle floorplan commitment may not be more than the 3% of the amount of the aggregate commitment.
•Modifies the conditions for including real property in the Revolving Loan Borrowing Base to better facilitate borrowing against real estate and modifies the overall cap to $1,000,000,000.

A copy of the Second Amendment is set forth as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference. The description of the Second Amendment in this Report is only a summary and is qualified in its entirety by reference to the actual terms of the Second Amendment.

The Lenders and their affiliates maintain relationships in the ordinary course of business with the Company and its subsidiaries, including the provision of commercial banking, investment banking, trustee and/or other financial services.

Canadian Credit Agreement

On June 3, 2022, Lithia Master LP Company, LP (“Lithia Master LP”), as the master borrower, and certain other Canadian subsidiaries of the Company (collectively, the “Borrowers”) entered into a Credit Agreement (the “Canadian Credit Agreement”) with The Bank of Nova Scotia (“BNS”), Royal Bank of Canada, Bank of Montreal, The Toronto-Dominion Bank, VW Credit Canada, Inc. and BMW Group Financial Services, as lenders (collectively, the “Canadian Lenders”), and BNS, as administrative agent for the Canadian Lenders. Pursuant to the Canadian Credit Agreement, the Canadian Lenders assumed all of the indebtedness of the Borrowers under that certain Commitment Letter, dated August 30, 2021, between the Borrowers and BNS (as amended, the “Letter of Commitment”), including the letters of credit issued thereunder, and agreed to certain new and amended terms. Capitalized terms used but not defined in the following description of the Canadian Credit Agreement have the meanings set forth in the Canadian Credit Agreement.

Among other things, the Canadian Credit Agreement establishes a total financing commitment of approximately $1.125 billion CAD, including (i) up to $100,000,000 CAD to finance the Borrowers’ working capital and for general corporate purposes (the “Revolving Facility”); (ii) up to $500,000,000 CAD to finance the purchase of new motor vehicles (the “Wholesale Flooring Facility”); (iii) up to $100,000,000 CAD to finance the purchase of used motor vehicles for sale in Canada and for export to the United States (the “Used Vehicle Flooring Facility”); (iv) up to $400,000,000 CAD for the wholesale lease financing of Leased Units and Finance Contracts (the “Wholesale Leasing Facility”), and (v) up to $25,000,000 CAD to finance certain motor vehicle leases (the “Daily Rental Facility” and, collectively with the facilities listed in (i) through (iv), the “Canadian Facilities”). The Canadian Credit Agreement also establishes sublimits for swingline commitments and/or letter of credit commitments under certain of the Canadian Facilities and incorporates an accordion feature to increase maximum potential borrowings under the Wholesale Flooring Facility by up to $200,000,000 and under the other Canadian Facilities by up to $200,000,000 in aggregate.

Borrowings under the Canadian Credit Agreement accrue interest at rates equal to the greater of BNS’ prime lending rate or the Canadian Dollar Offered Rate plus, in each case, a spread, with the spreads ranging from 0.25% per annum to 1.30% per annum. All Canadian Facilities other than the Wholesale Flooring Facility, which is a demand facility, mature on June 3, 2025.

The Canadian Credit Agreement is secured by all of the personal property and assets of the Borrowers and includes financial and restrictive covenants typical of such agreements, and conditions to the Canadian Lenders’ obligations to make advances under the Canadian Credit Agreement, including borrowing base requirements, and representations and warranties by the Borrowers. Financial covenants include the requirements that Lithia Master LP on a consolidated basis maintain a fixed charge coverage ratio of not less than 1.20:1 and a leverage ratio of not more than 5.75:1. The covenants impose certain restrictions on each of the Borrowers from, among other things, incurring additional indebtedness (other than debt permitted thereunder), incurring liens (other than permitted liens thereunder), completing certain fundamental corporate transactions, and exporting certain financed vehicles outside of Canada. In addition, the Canadian Credit Agreement imposes conditions on Lithia Master LP’s ability to make certain distributions, among other things.

All indebtedness and liability of the Borrowers to the Canadian Lenders under the Canadian Credit Agreement becomes, at the Canadian Lenders’ option, immediately due and payable upon the occurrence of certain customary events set forth in the Canadian Credit Agreement, including payment defaults, breaches of the Canadian Credit Agreement and other related agreements and events of insolvency of any Borrower, provided however that the Wholesale Flooring Facility is a demand facility and is repayable within 120 days after demand by the Canadian Lenders.

A copy of the Canadian Credit Agreement is set forth as Exhibit 10.2 to this Report, and is incorporated herein by reference. The description of the Canadian Credit Agreement in this Report is only a summary and is qualified in its entirety by reference to the actual terms of the Canadian Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Second Amendment to Fourth Amended and Restated Loan Agreement, dated June 2, 2022, among Lithia Motors, Inc., the subsidiaries of Lithia Motors, Inc. listed on the signature pages of the agreement or that thereafter become borrowers thereunder, the lenders party thereto from time to time, and U.S. Bank National Association.*
10.2	Credit Agreement, dated June 3, 2022, among Lithia Master LP Company, LP, the subsidiaries of Lithia Motors, Inc. listed on the signature pages of the agreement or that thereafter become borrowers thereunder, Lithia Master GP Company, Inc. and the other general partners of the Borrowers, the lenders party thereto from time to time, and The Bank of Nova Scotia.*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
* Certain confidential and immaterial terms redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 8, 2022		LITHIA MOTORS, INC.
		By:	/s/ Tina Miller
Tina Miller
Senior Vice President and Chief Financial Officer